Exhibit 99.1

BioSpecifics Technologies Corp. Announces Positive Top-line Data from
XIAFLEX® Phase IIa Study for Frozen Shoulder

LYNBROOK, NY – March 26, 2013 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S., today announced positive, statistically significant top-line data from the Phase IIa study of XIAFLEX for the potential treatment of frozen shoulder (adhesive capsulitis).

“We are very encouraged by these positive results and look forward to progress in this program which Auxilium expects in the second half of this year,” reflected Thomas L. Wegman, President of BioSpecifics. “We believe there is strong potential for XIAFLEX in frozen shoulder as there are few optimal treatment strategies and no approved therapies available. These data further support the vast potential of XIAFLEX for many conditions and diseases caused by collagen accumulation, in addition to the five indications in clinical development and the sBLA under review at the FDA for XIAFLEX for Peyronie’s disease.”

This open-label, controlled dose-ranging Phase IIa study was conducted by BioSpecifics’ strategic partner Auxilium Pharmaceuticals, Inc. (Auxilium) and was designed to assess the safety and efficacy of XIAFLEX for the treatment of Stage 2 unilateral idiopathic frozen shoulder in comparison to an exercise-only control group.

As reported by Auxilium, this study involved 50 adult men and women at 11 U.S. sites. Four cohorts of 10 patients each received up to three ultrasound-guided extraarticular injections of varying doses of XIAFLEX (ranging from 0.29mg to 0.58mg in three different volumes; 0.5, 1.0, or 2.0 mL), separated by a minimum of 21 days. All patients were instructed to perform home shoulder exercises. The fifth cohort of ten patients received no XIAFLEX injections and only performed home shoulder exercises. The study's primary endpoint was the change (in degrees) from baseline to the day 92 follow-up in active forward flexion in the affected shoulder compared to the exercise-only cohort. Safety assessments were made during all study visits and immunogenicity testing was performed at screening and day 92.

Both the 0.58mg (1mL) and 0.58mg (2mL) dosing arms showed positive, statistically significant improvement from baseline in forward flexion vs. the exercise-only group. The 0.58mg (1mL) dosing arm also showed statistically significant improvement from baseline in shoulder abduction vs. the exercise-only group. Positive trends with improvement in degrees were also seen in other active range of motion (AROM) assessments vs. the exercise-only group. Twenty-nine study patients (72.5%) received three XIAFLEX injections with 5 subjects receiving two injections and 6 subjects receiving one injection only. Patients were also assessed using the American Shoulder and Elbow Surgeons (ASES) Scale for function and pain. Both the 0.58mg (1mL) and 0.58mg (2mL) cohort demonstrated statistically significant improvement in pain and function over baseline scores vs. the exercise-only group (p<0.05).

There were no drug-related serious adverse events reported and all treatment-related adverse events were consistent with XIAFLEX use in other approved and potential indications. For more details on the data reported for this study, please refer to Auxilium’s press release issued yesterday, March 25, 2013.

Frozen shoulder (adhesive capsulitis) is an inflammation and thickening of the shoulder capsule causing a loss of range of motion in the shoulder. It is known to be caused by trauma but there are other unknown causes. It is estimated to affect between 20 and 50 million individuals worldwide with a slightly higher incidence in women. It typically occurs in patients between 40-70 years of age. Auxilium estimates that approximately 300,000 cases of frozen shoulder are diagnosed annually and approximately 10% are treated with an invasive intervention (surgery or manipulation under anesthesia) on an annual basis.

These results follow positive results previously reported by BioSpecifics for its 60 patient Phase II randomized, placebo-controlled, double-blind dose-response study in which BioSpecifics reported statistically significant differences in the highest injectable collagenase dose group compared to placebo regarding active elevation, passive external rotation and function score.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications. Injectable collagenase is currently marketed as XIAFLEX® in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord by Auxilium Pharmaceuticals, Inc. (Auxilium) and is approved for Dupuytren’s contracture in the European Union, Switzerland and Canada. XIAFLEX is also in clinical development for the treatment of several additional promising indications. A supplemental Biologics License Application is currently under standard review at the U.S. Food and Drug Administration for XIAFLEX for the treatment of Peyronie’s disease with a Prescription Drug User Fee Act (PDUFA) date of September 6, 2013. Auxilium is also testing XIAFLEX for frozen shoulder syndrome (adhesive capsulitis) and cellulite. BioSpecifics is currently managing the development of XIAFLEX for two indications, human lipoma and canine lipoma (Chien-804), both of which are expected to report Phase Il data in the second half of 2013. Auxilium is currently partnered with Asahi Kasei Pharma Corporation for the development and commercialization of injectable collagenase for Dupuytren’s contracture and Peyronie’s disease in Japan and with Actelion Pharmaceuticals Ltd. for the same indications in Canada, Australia, Brazil and Mexico. Pfizer Inc. has marketing rights to XIAPEX® (the EU trade name for XIAFLEX) for Dupuytren’s contracture and Peyronie’s disease in 46 countries in Eurasia through April 24, 2013. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements.” The forward-looking statements include statements concerning, among other things, the timing of progress in, and potential success of, the use of XIAFLEX for the treatment of frozen shoulder (adhesive capsulitis) and the potential market for XIAFLEX in that indication; and the potential of XIAFLEX as a treatment in many conditions and diseases caused by collagen accumulation, in addition to the six indications currently in clinical development. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the ability of BioSpecifics’ partner, Auxilium to achieve its objectives for XIAFLEX; the market for XIAFLEX in, and initiation and outcome of clinical trials for, various indications; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2012 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com